Exhibit 99.1

Fluor Corporation	Keith Stephens / Steve Roth
6700 Las Colinas Blvd.	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7623 tel

469.398.7000 tel	Ken Lockwood / Jason Landkamer
469.398.7298 fax	Investor Relations
469.398.7220 / 469.398.7222 tel
469.398.7277 fax

News Release

Fluor Adds Ilesanmi Adesida And Peter Barker To Board Of Directors

IRVING, Texas – June 15, 2007 – Fluor Corporation (NYSE: FLR) announced today the election of Ilesanmi Adesida and Peter Barker to its Board of Directors. The additions mark the increase of the Fluor Board from 10 to 12 directors, 11 of whom are independent directors.

Adesida is dean of the College of Engineering at the University of Illinois in Champaign-Urbana, Ill., and Barker is retired from Goldman Sachs, where he served as the partner heading up investment banking activities on the West Coast.

“Ilesanmi and Peter are terrific additions to our Board of Directors, bringing vast experience from complex worlds ranging from science and technology to banking and finance,” said Alan L. Boeckmann, Fluor’s chairman and chief executive officer. “They will add greatly to our Board’s deliberations, and we welcome their insight and counsel.”

Adesida has Ph.D., M.S. and B.S. degrees from the University of California, Berkeley, Calif. In the last decade, he has held posts as the Donald Biggar Willet Professor of Engineering, director of the Center for Nanoscale Science and Technology, director of the Micro and Nanotechnology Laboratory, professor of materials science and engineering, professor of electrical and computer engineering, professor of the Beckman Institute of Advanced Science and Technology and research professor of the Coordinated Science Laboratory, all at the University of Illinois. He has also held teaching posts at Abubakar Tafawa Balewa University, Bauchi, Nigeria, and Cornell University, Ithaca, N.Y. In 2006, he was elected as a member of the National Academy of Engineering.

As a partner at Goldman Sachs, Barker supervised the activities of the Los Angeles and San Francisco offices in the banking area.  Barker was also the partner in charge of the Los Angeles office. In addition, Barker worked directly with a variety of clients on debt and equity financings, acquisitions, divestitures, recapitalizations, spin-offs, IPOS and general investment banking activities.  During his Goldman Sachs’ tenure, he held positions in New York and London. Barker attended Colgate University, Hamilton, N.Y., and Claremont McKenna College, Claremont, Calif., and he has an M.B.A. from the University of Chicago, Graduate School of Business, Chicago.

Barker serves as a board member of Avery Dennison Corporation (NYSE: AVY) and GSC Investment Corp. (NYSE: GNV).  He is also a board member of a variety of philanthropic organizations, including W.M Keck Foundation; Fletcher Jones Foundation; Claremont McKenna College; and the Huntington Library.

Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $14.1 billion in 2006. For more information, visit www.fluor.com .

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FLRG